For Immediate Release

Tengasco Announces Year End 2007 Reserves, Production, Drilling Program Results, and Operational Update

Knoxville, Tenn.  Tengasco, Inc.  (AMEX:TGC) announced today that the Company’s total proved reserves at December 31, 2007 have more than doubled in value from year-end 2006. The reserve report prepared by the independent engineering firm of LaRoche Petroleum Consultants, Ltd. of Houston, Texas indicates that the value of the Company’s total proved oil and gas reserves as of December 31, 2007 calculated at a net present value using a 10% discount factor was $53,627,086, up from the 2006 year-end total of $26,469,192. The LaRoche reserve report indicates that the value of the oil and gas reserves attributable to the Company’s ownership interests are as follows:

	2007	2006
Oil, Barrels	2,275,970	1,712,006
Gas, MMCF	1,134	1,307
10% NPV	$53,627,086	$26,469,192

Tengasco’s CEO Jeffrey R. Bailey said: “Tengasco’s focus on Kansas oil production and the results we have achieved from our ongoing operations, workovers, and drilling are having a positive impact on the Company’s reserve growth. Importantly, 56% of the increase in reserve growth came from these ongoing operational activities and the new PUD (Proved Undeveloped) future drilling locations that we have established as a result of these successes. The 2007 LaRoche reserve report includes 39 PUD locations that are direct offsets to our existing Kansas production, many of which were located with our 3D seismic program that has been ongoing for more than two years now. A second factor for the increase in reserve growth is the year-end oil prices that were used in calculating the reserve value. At year-end 2006, the oil price used to calculate the reserve value was $56.50, while the year-end 2007 price was $85.41. These year-end prices are required to be used by the SEC guidelines for reserve reporting. While the increase in the price of oil was substantial, it only accounted for 44% of the increase in the Company’s reserves.”

Mr. Bailey continued, “Gross production for 2007 was 185,188 barrels of oil, down slightly from 189,189 barrels in 2006. The slight difference was a result of down time due to an ice storm in January 2007. The reserves added in 2007 replaced approximately 400% of the Company’s 2007 produced volumes.”

The Company also announced that it has drilled all ten wells in a drilling program (the “Program”) with Hoactzin Partners, L.P. Of the ten drilled wells, nine were completed as oil producers. The Company presently has a 25% interest in the program wells. However, the Company’s interest will increase to 88.75% when Hoactzin receives net revenues in the amount of $5,215,595 (the “Payout Point”). Based on the drilling results and current prices, the program wells are expected to reach the Payout Point in approximately four years solely from oil revenues from the wells. However, under terms of its agreement with Hoactzin, the Company elected to accelerate achieving the Payout Point by applying 75% of the net proceeds of the methane extraction project being developed by the Company’s wholly owned subsidiary, Manufactured Methane Corporation, at the Carter Valley, Tennessee landfill. Those methane project proceeds when applied would result in the Payout Point being achieved sooner than the four year period required based upon Program well revenues alone.

Hoactzin paid the Company a total of $3,850,000 for the ten wells in the Program. However, the Company drilled and completed the ten wells in the Program for approximately $2.7 million. The money received by the Company from Hoactzin that exceeded the Company’s actual drilling and completion costs, more than $1 million, was accounted for by an offset to oil and gas properties and not through the Company’s income statement. The Company has used this $1 million, along with Company cash flow, to fund approximately $2.1 million of the $3.9 million total project costs associated with the Carter Valley landfill project. The two main treatment modules required for the project are near completion and delivery is expected in March 2008. Preparations at the landfill site for installation and pipeline construction to connect the project to Tengasco’s main transportation line are in progress. After pipeline completion, installation and testing, commercial operations are anticipated to begin in the summer of 2008.

CEO Jeffrey R. Bailey said, “Had we not had the opportunity to enter the program with Hoactzin, we would not have been able to advance the Manufactured Methane project with our own funds as rapidly and to the extent we have. Not only did the drilling program increase our reserves and partially fund the methane extraction project, we believe it was a favorable way to accomplish these results without either substantial borrowing by the Company, or accepting a larger loss of reserves that would have occurred had we entered into standard drilling partnerships where larger interests are generally required and are permanently conveyed to the participants.”

The Company plans the release of its Annual Report on Form 10-K for the year ended December 31, 2007 together with the Company’s audited financial statements for that period in March, 2008.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Tengasco, Inc.

Jeffrey R. Bailey CEO, 865-675-1554